UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    January 26, 2015

Lucas Energy, Inc.
(Exact name of registrant as specified in its charter)

Nevada	001-32508	20-2660243
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3555 Timmons Lane, Suite 1550, Houston, Texas	77027
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (713) 528-1881

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.04 TRIGGERING EVENTS THAT ACCELERATE OR INCREASE A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT.

On January 26, 2015, Lucas Energy, Inc. (the “Company”, “we” or “us”) received notice from a representative of Louise H. Rogers, who is the lender to us under that certain Letter Loan Agreement, as amended effective on August 29, 2014 (the “Amended Loan Agreement”, as described in greater detail in the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 1, 2014) in the principal amount of approximately $7.7 million as of September 30, 2014, that we had defaulted in the payment of principal and interest due under the terms of the Amended Loan Agreement.

Specifically, we failed to make a required $266,000 payment of principal due on December 13, 2014 pursuant to the terms of the Amended Loan Agreement.  Consequently, since December 13, 2014, the amount owed under the Amended Loan Agreement has accrued interest at the default rate, 18% per annum.  In addition to the above, we also failed to make the required January 2015 interest payment due under the terms of the Amended Loan Agreement, which failure was waived by Ms. Rogers.

Notwithstanding the above, Ms. Rogers has not taken any further action under the Amended Loan Agreement in connection with the default; however, she reserves all rights and remedies available to her as a result of such default.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

EXHIBIT NO.	DESCRIPTION

99.1**	Press Release dated January 30, 2015

** Furnished herewith.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LUCAS ENERGY, INC.

By: /s/ Anthony C. Schnur
Name: Anthony C. Schnur
Title: Chief Executive Officer

Date: January 30, 2015

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

99.1**	Press Release dated January 30, 2015

** Furnished herewith.